Exhibit 99

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation Reports
First Quarter 2007 Financial Results

FOR IMMEDIATE RELEASE
Friday, May 18, 2007

BARRINGTON, IL, May 18, 2007 -- CTI Industries Corporation (NASDAQ Capital Market - CTIB), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its results of operations for the first quarter of 2007.

Consolidated net sales for the first quarter of 2007 were $8,279,000, compared to consolidated net sales of $8,156,000 for the first quarter of 2006, an increase of 1.5%. The Company incurred a net loss of $52,000 or $0.02 per share (basic and diluted) for the first quarter of 2007 compared to net income of $220,000 or $0.11 per share (basic) and $0.10 per share (diluted) for the first quarter of 2006.

Key Factors and Trends

Revenues for the first quarter of 2007 were up slightly compared to the first quarter of 2006. Revenues by product line were essentially equivalent to those in the first quarter of 2006. Gross margins were down slightly from 24% in 2006 to 23% in the first quarter of 2007.

General, selling and administrative expenses were $297,000 greater in the first quarter of 2007 than the first quarter of 2006. These increased expenses included (i) expenses incurred in the development and introduction of the Company’s new line of resealable vacuum pouches, (ii) licensing costs, (iii) retail store servicing costs and (iv) personnel expenses.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW -

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
	March 31, 2007	December 31, 2006

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$466,391	$384,565
Accounts receivable, net	5,998,119	6,442,765
Inventories, net	8,233,462	7,974,113
Other current assets	1,842,043	1,689,802
Total current assets	16,540,015	16,491,245

Property, plant and equipment, net	8,549,437	8,592,274
Other assets	1,589,450	1,561,420

Total Assets	$26,678,902	$26,644,939

Liabilities & Stockholders' Equity
Total current liabilities	$14,716,894	$14,643,374
Long term debt, less current maturities	5,417,640	5,592,696
Other liabilities	1,228,460	1,294,272
Minority interest	12,638	12,672
Stockholders' equity	5,303,270	5,101,925

Total Liabilities & Stockholders' Equity	$26,678,902	$26,644,939

Consolidated Statements of Operations
	Three Months Ended March 31
	2007	2006
	(Unaudited)	(Unaudited)

Net sales	$8,278,874	$8,156,223
Cost of sales	6,376,187	6,202,908

Gross profit	1,902,687	1,953,315

Operating expenses	1,708,928	1,412,361

Income from operations	193,759	540,954

Other income (expense):
Net Interest expense	(334,584)	(330,623)
Other	52,172	47,545

(Loss) income before income taxes and minority interest	(88,653)	257,876

Income tax (benefit) expense	(36,407)	38,188

(Loss) income before minority interest	(52,246)	219,688

Minority interest in loss of subsidiary	(34)	(80)

Net (loss) income	$(52,212)	$219,768

Basic (loss) income per common and common equivalent shares	$(0.02)	$0.11

Diluted (loss) income per common and common equivalent shares	$(0.02)	$0.10

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,156,783	2,036,474

Diluted	2,156,783	2,166,892